Exhibit 5.1

[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

December 11, 2012

Streamline Health Solutions, Inc.

1230 Peachtree Street NE, Suite 1000

Atlanta, Georgia 30309

Re: Registration Statement on Form S-3 (File No. 333-183899)

Ladies and Gentlemen:

We have acted as counsel to Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the potential resale from time to time by certain stockholders of the Company (the “Selling Stockholders”) of an aggregate of 6,729,724 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”). The Shares consist of (i) up to 3,999,995 shares of Common Stock (the “Preferred Shares”) issuable upon conversion of or otherwise underlying the Series A 0% Convertible Preferred Stock (the “Preferred Stock”), (ii) up to 1,200,000 shares of the Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase shares of Common Stock (the “Warrants”) and (iii) 1,529,729 shares of Common Stock (the “Common Shares”). This opinion is delivered to you pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Preferred Stock, the Preferred Shares to be issued upon conversion of the Preferred Stock, the Warrants, the Warrant Shares to be issued upon exercise of the Warrants, and the Common Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company. We have also assumed that (i) the Registration Statement and any amendments thereto (including post effective amendments) have become effective and will continue to be effective at the time of the resale of any Shares; (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Shares offered thereby or any Selling Stockholders; (iii) all Shares will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement; and (iv) at the time of the offering, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that: (i) the Preferred Shares issuable to the Selling Stockholders upon conversion of the Preferred Stock by the Selling Stockholders, when issued upon conversion of the Preferred Stock by the Selling Stockholders pursuant to the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock (the “Certificate of Designation”), will be validly issued, fully paid and nonassessable, (ii) the Warrant Shares issuable upon exercise of the Warrants, when issued upon exercise of the Warrants by the Selling Stockholders in accordance with the terms of the Warrants and payment of the consideration by the Selling Stockholders required pursuant to the terms of the Warrants, will be validly issued, fully paid and non-assessable and (iii) the Common Shares are validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret the DGCL and such provisions of the Delaware Constitution.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as exhibit 5 to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, a Limited Liability Partnership